Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 134 to Registration Statement No. 002-93601 on Form N–1A of our report dated September 18, 2018 relating to the financial statements and financial highlights of Fidelity Real Estate Income Fund, a fund of Fidelity Securities Fund, appearing in the Annual Report on Form N-CSR of Fidelity Securities Fund for the year ended July 31, 2018, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 26, 2018